Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-33374, 333-126236, 333-163804) and Form S-3 (File No. 333-166604) of Appliance Recycling Centers of America, Inc. of our reports dated March 17, 2011, relating to the consolidated financial statements and financial statement schedule of Appliance Recycling Centers of America, Inc. and Subsidiaries, which appear on pages 36 and 64, respectively, of this annual report on Form 10-K for the year ended January 1, 2011.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 17, 2011